EXHIBIT 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 914-789-2800 www.progenics.com

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS RELAUNCHING REGISTRATIONAL
TRIAL OF AZEDRA TO TREAT PHEOCHROMOCYTOMAS

–	To Resume Enrollment Under Special Protocol Assessment in Clinical Study of Novel Ultra-Orphan Therapy –

Tarrytown, NY, November 25, 2013 – Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced that it is resuming a phase 2b clinical study of safety and efficacy of a novel targeted radiotherapy, Azedra™, in patients suffering from pheochromocytomas. Existing options for these rare endocrine tumors that form in the adrenal glands can fail to result in effective disease treatment.
Daniel Pryma, M.D., Assistant Professor of Radiology and Nuclear Medicine/Molecular Imaging Modality Chief of the Department of Radiology at the University of Pennsylvania Perelman School of Medicine, and lead investigator in the trial, said, "I have seen in my own research evidence that Azedra is a promising agent for the treatment of metastatic pheochromocytoma and paraganglioma – two orphan oncology indications with tragically unmet needs. There currently are no medications approved specifically to treat pheochromocytomas and paragangliomas."
Azedra originally was developed by Progenics' Molecular Insight Pharmaceuticals (MIP) subsidiary, which commenced the phase 2b study under a 2009 Special Protocol Assessment (SPA) with the United States Food and Drug Administration (FDA). The compound also has Orphan Drug and Fast Track designations, which are intended to get important new therapies to patients sooner by expediting the review of drugs for serious conditions filling unmet medical needs. In late 2010 MIP suspended the trial, with enrollment two-thirds complete, to seek additional funding. Progenics, which acquired MIP in early 2013, plans for patient recruitment to continue after making drug supply manufacturing arrangements for the trial.
Following a successful completion of this phase 2b study, Progenics intends to submit a New Drug Application (NDA) and request priority review to receive FDA action on the application within six months instead of the standard ten.

Progenics Continuing Azedra Development
Hagop Youssoufian, M.Sc., M.D., Executive Vice President of Research and Development for Progenics, said, "Azedra has the potential to be the first approved treatment for pheochromocytomas. Our team is energized by this opportunity to potentially bring a treatment option with improved dosing, safety and efficacy to patients suffering with these devastating conditions."
About Azedra
Azedra is a radiotherapy candidate with FDA Fast Track status in a phase 2b registrational trial for pheochromocytomas and paragangliomas. Azedra is in development under a Special Protocol Assessment with the U.S. Food and Drug Administration using a surrogate marker registrational endpoint. In addition to potentially treating pheochromocytomas and paragangliomas, Azedra may also have utility in treating neuroblastomas and other neuroendocrine diseases.
About Pheochromocytoma and Paragangliomas
Pheochromocytomas, which form in the adrenal glands, are a form of paragangliomas, rare neuroendocrine tumors that form in nerve tissue in the adrenal glands and near certain blood vessels and nerves. Pheochromocytomas and paragangliomas can be benign (not cancerous) or malignant (cancerous). Existing options for these tumors, including surgery, radiation, chemotherapy, ablation, embolization and targeted therapeutic agents, can fail to result in effective disease treatment.
About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both in phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. has licensed subcutaneous Relistor in Japan. For additional information, please visit www.progenics.com.
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Progenics Continuing Azedra Development
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Editors Note:
For more information, please visit www.progenics.com.